Bel Fuse Inc.
[BEL FUSE LOGOGRAPHIC OMITTED]                              206 Van Vorst Street
                         FOR IMMEDIATE RELEASE            Jersey City,  NJ 07302
                                                                 www.belfuse.com
                                                                tel 201.432.0463
                                                                fax 201.432.9542


Investor Contact:                                               Company Contact:
Neil Berkman Associates                                         Daniel Bernstein
(310) 277-5162                                                         President
info@berkmanassociates.com                                        (201) 432-0463



                     Bel's Third Quarter Net Earnings Double
                                On 67% Sales Gain


         JERSEY CITY, NEW JERSEY, OCTOBER 29, 2003 ... BEL FUSE INC. (NASDAQ:BELFA & NASDAQ:BELFB) announced today that net earnings for the third quarter ended September 30, 2003 doubled to $3,630,000, or $0.32 per diluted share, from $1,746,000, or $0.16 per diluted share, for the third quarter of 2002. Revenue increased 67% to $45,864,000 compared to $27,401,000 for the same period last year.

         For the nine months ended September 30, 2003, net earnings increased to $8,167,000, or $0.73 per diluted share. This compares to net earnings of $1,218,000, or $0.11 per diluted share, for the first nine months of 2002. Sales increased 68% to $115,632,000 from $68,642,000 for the same period a year earlier.

         Daniel Bernstein, President, said, "Our strong sales gains largely reflect the acquisition, last Spring, of the Passive Components Group from Insilco Technologies. Profitability has benefited from operating improvements at the Passive Components Group and the introduction of new products, particularly our expanding line of integrated connector modules. Consequently, Bel's third quarter gross margin improved to 29% of sales compared to 23% for the third quarter last year, and income from operations increased to 12% of sales from 7% of sales in the third quarter last year."

         At September 30, 2003, Bel reported cash, cash equivalents and marketable securities of approximately $52,000,000, working capital of approximately $93,700,000, a current ratio of 5.3-to-1, total term debt of $7,000,000 and shareholders' equity of approximately $140,300,000, or $12.63 per share.

ABOUT BEL
         Bel (www.BelFuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, automotive and consumer electronics. Products include magnetics and connectors for voice and data transmission, fuses, DC/DC converters, delay lines and hybrid circuits. The Company operates facilities around the world.


                                     (more)

Bel's Third Quarter Net Earnings Double On 67% Sales Gain
October 29, 2003
Page Two





CONFERENCE CALL
         Bel has scheduled a conference call at 11:00 a.m. ET today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. ET at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21162982 after 1:00 p.m. ET.

FORWARD-LOOKING STATEMENTS
         Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; the difficulties inherent in integrating remote business that may have followed business practices that differ from the Company's business practices; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products, and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.


                                (table attached)
                                                                           #3431


BEL FUSE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($ 000 omitted, except for per share data)(unaudited)



                                        Three Months Ended    Nine Months Ended
                                          September  30,       September  30,
                                          --------------       --------------
                                          2003      2002       2003      2002
Net Sales                               $ 45,864  $ 27,401   $115,632  $ 68,642
                                        --------  --------   --------  --------
Costs and Expenses:
  Cost of Sales                           32,690    21,147     83,564    54,054
  Selling, General and
    Administrative expenses                7,622     4,260     20,792    12,797
                                        --------  --------   --------  --------
                                          40,312    25,407    104,356    66,851
                                        --------  --------   --------  --------

Income from operations                     5,552     1,994     11,276     1,791

Other income (loss), net                      (2)      233        114       767
                                        --------  --------   --------  --------

Earnings before
  income tax provision                     5,550     2,227     11,390     2,558
Income tax provision                       1,920       481      3,223     1,340
                                        --------  --------   --------  --------

Net earnings                            $  3,630  $  1,746   $  8,167  $  1,218
                                        ========  ========   ========  ========

Net earnings per common share
  Basic                                 $   0.33  $    .16   $   0.74  $    .11
                                        ========  ========   ========  ========
  Diluted                               $   0.32  $    .16   $   0.73  $    .11
                                        ========  ========   ========  ========

Average common shares outstanding
  Basic                                   11,034    10,929     10,979    10,899
                                        ========  ========   ========  ========
  Diluted                                 11,226    11,116     11,130    11,098
                                        ========  ========   ========  ========




CONDENSED CONSOLIDATED BALANCE SHEET DATA
($ 000 omitted)
--------------------------------------------------------------------------------
                   Sep. 30,  Dec. 31,                          Sep. 30,  Dec. 31,
ASSETS               2003      2002     LIABILITIES AND          2003      2002
                 (unaudited)            EQUITY               (unaudited)
--------------------------------------------------------------------------------
Current assets     $115,237  $ 94,504   Current liabilities    $ 21,574  $ 11,715

Property, plant &
 equipment, net    $ 45,450  $ 37,605   Long-term liabilities  $ 13,018  $  4,519

Goodwill, net      $  6,861  $  4,820

Intangibles &                           Stockholders' equity   $140,328  $130,659
 other assets      $  7,372  $  9,964

                                        Total liabilities &
Total assets       $174,920  $146,893   equity                 $174,920  $146,893
                   ========  ========                          ========  ========
